Exhibit 99.3

June 1, 2015

Board of Directors

Axis Capital Holdings Limited

92 Pitts Bay Road, Pembroke, Bermuda HM 08

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Axis Capital Holdings Limited (File No. 333-202764), filed June 1, 2015 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 3, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than PartnerRe Ltd. and its affiliates) of the outstanding common shares, par value $0.0125 per share, of Axis Capital Holdings Limited (the “Company”) taking into account the Special Dividend (as defined in the Opinion Letter) of the Company Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Amalgamation, dated as of January 25, 2015, by and between PartnerRe and the Company, as amended by the First Amendment to the Agreement and Plan of Amalgamation, dated as of February 17, 2015, the Second Amendment to the Agreement and Plan of Amalgamation, dated as of March 10, 2015, the Third Amendment to the Agreement and Plan of Amalgamation, dated as of March 31, 2015 and the Fourth Amendment to the Agreement and Plan of Amalgamation, dated as of May 3, 2015.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Financial Advisor for AXIS”, “Risk Factors – Risk Factors Relating to the Amalgamated Company Following the Amalgamation – The financial analyses and forecasts considered by PartnerRe’s and AXIS’ financial advisors and PartnerRe’s and AXIS’ boards of directors may not be realized, which may adversely affect the market price of PartnerRe AXIS Capital Limited’s common shares following the amalgamation”, “The Amalgamation – Background of the Amalgamation”, “The Amalgamation – AXIS’ Reasons for the Amalgamation and Recommendation of the AXIS Board of Directors”, “The Amalgamation – Opinion of AXIS’ Financial Advisor” and “The Amalgamation Agreement – Representations and Warranties” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)